FOR IMMEDIATE RELEASE
HARVEST NATURAL RESOURCES
ANNOUNCES ADDITIONAL FOLLOW UP
DRILLING ACTIVITY IN THE UINTAH BASIN

HOUSTON (PR Newswire) April 12, 2010 — Harvest Natural Resources, Inc. (NYSE: HNR) today announced its Board of Directors has approved a capital budget of $16.1 million to drill additional wells in the Lower Green River and Upper Wasatch formations, south of the Altamont-Bluebell oil field in Utah’s Uintah Basin in Duchesne County based on the results to date of the Bar F 1-20-3-2 well. The Board also approved additional development drilling in the shallow Green River formation in the Monument Butte Field.

Harvest plans to start a five-well drilling program in the second half of 2010 to follow up on the recently announced oil discovery in the Bar F 1-20-3-2 well in Duchesne County. This program would further delineate and appraise the extent of the discovery in the Lower Green River and Upper Wasatch formations south of the Altamont-Bluebell oil field in the Uintah Basin. The Bar F 1-20-3-2 well commenced flowing oil on test from six commingled intervals on March 24, 2010, and has produced approximately 5,300 barrels of oil (net to Harvest) as of April 5, 2010. For the week ending April 5, 2010, the well produced approximately 410 barrels of oil per day, BOPD, (net to Harvest). A capital budget of $13.5 million (net to Harvest) was approved for the upcoming five-well drilling program.

Harvest’s Board also approved funds to drill five additional appraisal and development wells targeting the oil producing shallow Green River formation on the southern portion of the Company’s Antelope land position which is adjacent to the established Monument Butte oil field in Duchesne County, Utah. The estimated gross drilling and completion cost per well is $900,000. This five-well expansion program is a follow-up to the successful completion of an eight-well drilling program conducted in late 2009 and early 2010 and will occur on acreage immediately adjacent to the initial eight-well program. As of April 4, 2010, six of the eight wells have produced 44,600 barrels of oil (net to Harvest). The six wells combined are currently producing 390 BOPD (net to Harvest). The remaining two wells, from the initial eight-well program, have been drilled and completed and production is pending expansion of the fluid handling capacity in the surface production system to accommodate the unexpectedly high fluid production volumes from the initial drilling program. Additional funds of $2.6 million (net to Harvest) have been approved to drill the additional wells and fund other associated costs.

Harvest President and CEO James Edmiston said, “We are eager to start these two drilling programs of our Antelope project in Utah. We believe our substantial land position of 66,000 acres (40,000 acres net to Harvest) in the Basin provides numerous development drilling targets. The increase in the approved capital budget of $16.1 million provides sufficient funding to focus on the oil potential of our leased acreage in the Uintah Basin.”

About Harvest Natural Resources

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, producing and exploration assets in the United States, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at http://www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2009 Annual Report on Form 10-K and other public filings.